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                                  EXHIBIT 99.1

                             FRUIT of the Loom, Inc.
                   Announces $250 Million Senior Note Offering


CHICAGO, March 1, 1999 Fruit of the Loom (the "Company"), one of the world's leading marketers and manufacturers of basic family apparel, announced today that it intends, subject to market and other conditions, to raise approximately $250 million through an offering of senior notes to be placed privately with institutional investors. The Company stated that it intends to use the net proceeds of the offering to refinance outstanding indebtedness.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Fruit of the Loom, Inc. is a marketing oriented, international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. The Company manufactures and markets men's and boys' underwear, women's and girls' underwear, printable activewear, outerwear, casualwear, sportswear and childrenswear. Fruit of the Loom employs 20,000 people in over 60 locations worldwide. Brand names include FRUIT OF THE LOOM(R), BVD(R), GITANO(R), BEST(TM), CUMBERLAND BAY(TM) and SCREEN STARS(R). Licensed brands include MUNSINGWEAR(R), and WILSON(R). Licensed apparel bearing the logos or insignia of the major sports leagues and their teams and certain popular players in the leagues, and the logos of most major colleges or universities, are marketed under the PRO PLAYER(R) and FANS GEAR(R) brands.